Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1

TO THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of October 27, 2021 (this “Amendment”), to the Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Aurora (“Merger Sub”, and together with the Company and Acquiror, the “Parties”).

WHEREAS, in accordance with Section 11.11 of the Merger Agreement, the Parties hereto wish to amend the Merger Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2. Amendments. The parties acknowledge and agree that:

(i) The definition of “Available Stock Consideration Amount” is hereby amended and restated as follows:

“Available Stock Consideration Amount” means a number of shares of Acquiror Common Stock equal to (1) the Maximum Implied Stock Consideration, minus (2) the aggregate amount of Acquiror Class B Common Stock that would be issuable upon the net exercise or conversion, as applicable, of all Acquiror Options, Acquiror Common Warrants, Adjusted Restricted Stock Awards and Adjusted Restricted Stock Unit Awards immediately after the First Effective Time, minus (3) the quotient obtained by dividing (x) the Available Cash Consideration Amount, by (y) $10.00; provided, that any Option or Company Warrant with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the Available Stock Consideration Amount.

(ii) Exhibit A to the Merger Agreement (Form of Certificate of Incorporation of Acquiror upon Domestication) is hereby amended and replaced in its entirety with Annex A attached to this Amendment.

(iii) Section 3.1(c) (Conversion of Securities—Company Warrants) of the Merger Agreement is hereby amended and restated as follows:

At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each Company Warrant that is issued and outstanding immediately prior to the First Effective Time (unless exercised prior to Closing or deemed exercised as a result of timely receipt by the Company of an Election with respect to such Company Warrant), shall be exchanged and converted into a right to receive an Acquiror Common Warrant with terms and conditions as nearly equivalent as may be reasonably practicable to those of the existing Company Warrants, and equivalent in value to that which a holder of shares of Company Capital Stock deliverable upon exercise of such Company Warrant would have been entitled in accordance with Section 3.1, if the right to purchase the shares of Company Capital Stock had been exercised by the holder of the Company Warrant immediately prior to the First Effective Time.

(iv) The definition of “Letter of Transmittal” is hereby removed from the Merger Agreement and Section 3.2 (Exchange Procedures) of the Merger Agreement is hereby amended and restated as follows:

(a) Prior to the Closing, Acquiror shall appoint Computershare Inc. or such other exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the First Effective Time, Acquiror shall deposit with the Exchange Agent (i) a cash amount in immediately available funds equal to the Cash Consideration, (ii) the number of shares of Acquiror Class B Common Stock equal to the Ordinary Stock Election Consideration, (iii) the number of shares of Acquiror Class A Common Stock equal to the BHC Stock Election Consideration and (iv) the number of shares of Domesticated Acquiror Class C Common Stock equal to the Non-Voting Stock Election Consideration.

(b) Each holder of shares of Company Capital Stock and of Company Warrants as of the Company Record Date (as defined below) (each a “Holder”), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon exchange of their shares of Company Capital Stock and of their Company Warrants for shares of Acquiror Capital Stock in accordance with the terms and procedures set forth in the exchange agent agreement executed between the Acquiror and the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(c) Each Holder shall have the right, subject to the limitations set forth in this Article III, to submit an Election in accordance with this clause (c) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is disclosed by the Company to all Holders on a date agreed to by Acquiror, and Acquiror has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date which the parties shall agree is as near as practicable to three (3) Business Days preceding the Closing Date. The parties shall cooperate to inform each Holder of the selected date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(d) Each Holder may specify in a request made in accordance with the provisions of this clause (d)(i) (an “Election”) whether such Holder desires to make a (A) Cash Election, (B) Ordinary Stock Election, (C) solely in the event that such Holder establishes that it is a Bank Holding Company, a BHC Stock Election, or (D) Non-Voting Stock Election, in each case with respect to some or all of the shares of Company Common Stock held by such Holder (or, as applicable, that will be held by such Holder on an as converted basis). If any Holder fails to apply an Election to all of such Holder’s shares of Company Common Stock, the portion of such Holder’s shares of Company Common Stock with respect to which such Holder did not attempt to make an Election shall be automatically treated as if such Holder made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election.

(e) Acquiror shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”) and Acquiror shall mail, or shall cause the Exchange Agent to mail and deliver, together with the Proxy Statement/Information Statement/Registration Statement, the Form of Election to Holders as of the record date established by the Board of Directors of the Company, in consultation with Acquiror, for purposes of obtaining the Company Stockholder Approval by written consent (the “Company Record Date”) not less than 10 Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election Period”). Acquiror shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the Company Record Date and prior to the Election Deadline.

(f) Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 3.2. Any Holder who is a holder of record of shares of Company Common Stock (not including the Excluded Shares) that does not make a valid Election by the Election Deadline shall be deemed to have made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election.

(g) Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Holder’s shares of Company Common Stock or Company Warrants after such Holder has made an Election shall automatically revoke such Election (and such subsequent transferee may make a new Election pursuant to and if permitted by the terms of clause (c)). Notwithstanding anything to the contrary in this

Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Acquiror that this Agreement has been terminated in accordance with Article X. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any shares of Company Common Stock or Company Warrants (none of the Company, Acquiror, Merger Sub or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a reasonable determination that an Election was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and if the Holder is a holder of record of shares of Company Common Stock (not including the Excluded Shares), then the Holder shall be deemed to have made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election, with respect to the shares of Company Common Stock covered by the ineffective Election.

(h) Promptly following the date that is one (1) year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a Holder of shares of Company Common Stock as of immediately prior to the First Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the First Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the First-Step Surviving Corporation, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i) In the event that the Company or Acquiror changes the number of shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company, shares of capital stock of Acquiror or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company or shares of capital stock of Acquiror, as applicable, issued and outstanding prior to the First Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction (other than the Preferred Stock Conversion, the Domestication, the PIPE Investment and

any other transactions contemplated by this Agreement or the Ancillary Agreements), then any number or amount contained herein which is based upon the price of Acquiror Common Stock, or the number of shares of Acquiror Common Stock or Company Common Stock, as the case may be, the Stock Consideration, the Cash Consideration, and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this (f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(v) The definitions of “First Acquiror Nominee Director” and “Second Acquiror Nominee Director” are hereby removed from the Merger Agreement and Section 7.6 (Post-Closing Directors and Officers of Acquiror) of the Merger Agreement is hereby amended and restated as follows:

(a) Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time:

(i) the Board of Directors of Acquiror and committees thereof shall be comprised of such individuals as selected by the Company, following consultation with Acquiror; provided that the composition of the Board of Directors of Acquiror complies with all Laws applicable to the Surviving Corporation, including all Nasdaq rules, one (1) member of the Board of Directors shall be an individual set forth on Section 7.6(a)(i) of the Acquiror Disclosure Letter or any other individual selected by Acquiror, as reasonably acceptable to the Company (the “Acquiror Nominee Director”), provided further that such Acquiror Nominee Director shall (x) have completed a background check reasonably satisfactory to the Company and (y) be “independent” directors for purposes of Nasdaq rules (which, for the avoidance of doubt, shall not include such rules as are applicable to audit committee members) and otherwise in compliance with the Nasdaq and SEC rules and requirements governing directors.

(ii) the initial officers of Acquiror shall be as set forth on Section 7.6(a)(ii) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the First Effective Time.

(b) Pursuant to that side letter, dated August 19, 2021, by and between the Company, the Acquiror and the Sponsor (the “Sponsor Director Appointment Side Letter”), following the Closing the Sponsor shall have the right to appoint, through written notice to the Company, either Arnaud Massenet or Thor Björgólfsson as a member of the board of directors of the Surviving Corporation (the “Sponsor Appointee”), provided, that the Sponsor shall provide the Surviving Corporation with such written notice by February 1, 2022 if the Closing occurs by November 1, 2021, and if the Closing occurs after November 1, 2021, by such date that is at least 90 days following the Closing Date and no more than 120 days following the Closing Date (any such date, the “Notice Date”), and provided, further, that such individual shall (i) have completed a background check reasonably satisfactory to Better and the Company, (ii) have submitted by no later than ten (10) Business Days after the Notice Date all information and materials necessary for the Company to receive applicable regulatory approvals relating to the board appointment (it being understood that receipt of any such regulatory approvals must occur prior to the individual’s appointment to the Company’s board of directors), and (iii) be an “independent” director for purposes of Nasdaq rules (which, for the avoidance of doubt, shall not include such rules as are applicable to audit committee members) and otherwise in compliance with the Nasdaq and SEC rules and requirements governing directors. Pursuant to the Sponsor Director Appointment Side Letter, each of the Company, Acquiror and the Sponsor agreed to do all such things necessary or appropriate to effect the foregoing right, including expanding the board of directors of the Surviving Corporation by one seat and appointing the Sponsor Appointee to fill such vacancy.

The following definitions shall be added to the Merger Agreement in appropriate alphabetical order:

“Acquiror Nominee Director” has the meaning specified in Section 7.6(a)(i).

“Notice Date” has the meaning specified in Section 7.6(b). “Sponsor Appointee” has the meaning specified in Section 7.6(b).

“Sponsor Director Appointment Side Letter” has the meaning specified in Section 7.6(b).

3. No Other Amendments to Merger Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.

4. Miscellaneous. The provisions of Sections 11.2 – 11.17 (inclusive) of the Merger Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer

AURORA ACQUISITION CORP.

By:	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan
Title: Chief Investment Officer

AURORA MERGER SUB I, INC.

By:	/s/ Caroline Harding
Name: Caroline Harding
Title: President

[Signature Page to Amendment No. 1 to the Merger Agreement]

Annex A

Form of Certificate of Incorporation of Acquiror upon Domestication

[Attached]

CERTIFICATE OF INCORPORATION OF [•]

ARTICLE I

The name of this corporation is [•] (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Section 4.1. Total Authorized Capital Stock.

(a) The total number of shares of all classes of stock that the Corporation has authority to issue is 3,250,000,000 shares, consisting of four (4) classes: 1,750,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 600,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), 800,000,000 shares of Class C Common Stock, $0.0001 par value per share (“Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”) and 100,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

(b) The number of authorized shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of Common Stock voting separately as a class shall be required therefor.

(c) Except for the issuance of shares of Class B Common Stock issuable in respect of Options or Convertible Securities (each as defined below) outstanding immediately prior to the Effectiveness Date, a dividend payable in accordance with Section 4.3(c) of Article IV, or a subdivision, combination or reclassification in accordance with Section 4.3(d) of Article IV, the Corporation shall not at any time after the Effectiveness Date issue any additional shares of Class B Common Stock.

Section 4.2. Preferred Stock.

(a) The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one (1) or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

(b) Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Section 4.3. Rights of Common Stock.

(a) Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

(b) Except as otherwise expressly provided by this Certificate of Incorporation or as required by applicable law, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”), and the holders of shares of Class A Common Stock and Class B Common Stock shall (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation and (ii) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one (1) or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one (1) or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to three (3) votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, shares of Class C Common Stock will not be entitled to vote with respect to any matter and will not entitle the record holder thereof to any voting powers.

(c) Shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be), holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be) and holders of Class C Common Stock shall receive shares of Class C Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock, Class B Common Stock or Class C Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.

(d) Shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may not be subdivided, combined or reclassified unless the shares of the other classes are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one (1) such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.

(e) Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common, Class B Common Stock and Class C Common Stock, each voting separately as a class.

(f) In the case of any distribution or payment in respect of the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock as a single class; provided, however, that shares of one (1) such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to such holders have rights and obligations substantially similar to those set forth in this Certificate of Incorporation, including that the holder of a share Class B Common Stock have three (3) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and any securities distributed to the holder of Class C Common Stock have no voting power except as otherwise required by applicable law or consistent with this Certificate of Incorporation, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.

Section 4.4. Transfer Restrictions.

(a) In furtherance of the transactions and agreements contemplated by that certain agreement and plan of merger, dated as of May 10, 2021, by and between Aurora Acquisition Corp., Aurora Merger Sub I, Inc. and Better Holdco, Inc. (as may be amended or supplemented from time to time) (the “Merger Agreement”), each stockholder of the Corporation that beneficially owned greater than one percent (1%) of the capital stock of Better Holdco, Inc. as of the date of the Merger Agreement (the “Locked-Up Stockholders”), shall be subject to the restrictions on Transfer (as defined in Section 4.4(d) below) set forth in this Section 4.4; provided, however, that if any such stockholder has entered into a separate agreement containing more restrictive lock-up provisions than those set forth in this Section 4.4, then that separate agreement shall supersede the terms of this Section 4.4 in all respects.

(b) Each Locked-Up Stockholder shall not Transfer any Merger Shares prior to the date that is six (6) months from the closing date of the mergers contemplated by the Merger Agreement (the “Closing Date”); provided that each Locked-Up Stockholder may Transfer up to (x) one-third (33%) of the Merger Shares held by it as of immediately following the Closing Date if the last reported sale price of the Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least ninety (90) days after Closing Date; and up to (y) fifty percent (50%) of the Merger Shares held by it as of immediately following the Closing Date (in addition to the Merger Shares released pursuant to clause (x)), if the last reported sale price of the Class A Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least ninety (90) days after Closing Date (collectively, the “Lock-Up Period”).

(c) The restrictions set forth in Section 4.4(b) shall not apply to the following Transfers by any Locked-Up Stockholder:

(i) Transfer with the Approval of the Corporation or upon Certain Events. Any Transfer by any Locked-Up Stockholder pursuant to a merger, consolidation or other business combination of the Corporation that has been approved by the Board, and any Transfer after the date on which the Corporation completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

(ii) Transfers for Estate Planning. Any Locked-Up Stockholder who is a natural person shall be permitted to make the following Transfers:

(A) any Transfer of shares of Common Stock by such Locked-Up Stockholder to its (1) Family Group without consideration, (2) a charitable organization or (3) pursuant to a domestic relations order; and

(B) upon the death of any Locked-Up Stockholder who is a natural person, any distribution of any such shares of Common Stock owned by such Locked-Up Stockholder by will or other instrument taking effect at death of such Locked-Up Stockholder or by applicable laws of descent and distribution to such Locked-Up Stockholder’s estate, executors, administrators and personal representatives, and then to such Locked-Up Stockholder’s heirs, legatees or distributees; provided, that a Transfer pursuant to this Section 4.4(c)(ii)(B) shall only be permitted if a Transfer to such transferee would have been permitted if the original Locked-Up Stockholder had been the transferor;

provided, that in each case of sub-clause (A) and (B), no further Transfer by any transferee described therein may occur without compliance with the provisions of this Section 4.4.

(iii) Transfers to Affiliates. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the Common Stock owned by such Locked-Up Stockholder to any of its wholly-owned Affiliates or to a person or entity wholly owning such Locked-Up Stockholder, provided, that no further Transfer by any such transferee may occur without compliance with the provisions of this Section 4.4.

(iv) Transfers in connection with Tax Withholdings or Equity Awards. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the Common Stock owned by such Locked-Up Stockholder to the Corporation in connection with the exercise of options, including “net” or “cashless” exercises, or settlement of other equity awards, including any Transfer of shares of Common Stock to the Corporation for the payment of tax withholdings or remittance payments due as a result of the exercise of any such equity awards; provided that in all such cases, (A) the exercise be pursuant to equity awards granted under a stock incentive plan or other equity award plan of the Corporation and (B) any shares of Common Stock received upon such exercise shall be subject to the terms of this Section 4.4.

(v) Transfers relating to Conversion. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the Class B Common Stock owned by such Locked-Up Stockholder to the Corporation in connection with the conversion of any shares of Class B Common Stock into shares of Class A Common Stock, or any reclassification or conversion of the Common Stock, in each case as described in this Certificate of Incorporation and the Bylaws; provided that any such shares of Common Stock received any upon such conversion or reclassification shall be subject to the terms of this Section 4.4.

(vi) Transfers to other Locked-Up Stockholders. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the shares of Common Stock owned by such Locked-Up Stockholder to any other Locked-Up Stockholder, provided, that no further Transfer by any such transferee may occur without compliance with the provisions of this Section 4.4.

(d) For purposes of this Section 4.4, the term:

(i) “Family Group” means with respect to a person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over a majority of voting and disposition decisions;

(ii) “Merger Shares” mean with respect to any Locked-Up Stockholder and its respective permitted transferees, (A) the shares of Common Stock issued to such Locked-Up Stockholder in respect of Better Holdco, Inc. securities in connection with the mergers contemplated by the Merger Agreement and (B) the shares of Common Stock issuable to such Locked-Up Stockholder upon the settlement or exercise of restricted stock units, stock options or other equity awards in respect of awards of Better Holdco, Inc. outstanding immediately prior to the Closing Date, determined as if, with respect to any such equity awards that are net exercised, such equity awards were instead cash exercised; and

(iii) “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

ARTICLE V

Section 5.1. Optional Conversions of Common Stock.

(a) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock or Class C Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock or Class C Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock or Class C Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock or Class C Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid.

(b) Each share of Class C Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class C Common Stock shall be entitled to convert any of such holder’s shares of such Class C Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class C Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class C Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Any conversion described in this Section 5.1 or Article V shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the applicable shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

Section 5.2. Mandatory Class B Conversions.

(a) Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock at 5:00 p.m. in New York City, New York on the:

(i) trading day falling on or immediately after the date on which the number of shares of Class B Common Stock outstanding cease to be at least 5% of the total number of the then-outstanding shares of Common Stock,

(ii) trading day falling on or immediately after the date of the affirmative vote of the holders of Class B Common Stock representing at least eighty-five percent (85%) of the voting power of the then-outstanding shares of Class B Common Stock, voting as a single class, elect to convert all the then-outstanding shares of Class B Common Stock to Class A Common Stock; and

(iii) on any trading day specified by the Board no less than sixty and no more than 180 days following the date of the death or Permanent Disability of the Founder (each of the events referred to in clauses (i), (ii) and (iii) are referred to herein as an “Automatic Conversion” and, the date on which no shares of Class B Common Stock remain outstanding is referred to herein the “Final Class B Conversion Date”).

The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 5.2 of Article V to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person(s) registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder(s) of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of any such record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

(b) Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.

Section 5.3. Mandatory Class C Conversion.

(a) Following the Final Class B Conversion Date, on the date or time (including a time determined by the happening of a future event) specified by (i) the holders of a majority of the then-outstanding shares of Class C Common Stock, voting as a separate class, or (ii) two-thirds of the Whole Board (as defined below), each outstanding share of Class C Common Stock shall automatically, without further action by the Corporation or the holders thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(b) Each share of Class C Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Transfer by a holder of such share as of the Effectiveness Date or such holder’s Affiliate to an Affiliate of the holder of such share as of the Effectiveness Date, of such share of Class C Common Stock; provided that in the event that such transferee of such share ceases to be an Affiliate, then a Transfer shall be deemed to occur and such share shall automatically convert without further action by the Corporation or the holder thereof.

Section 5.4. Administrative Matters. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate of Incorporation or the Bylaws, relating to the administration of the conversion of shares of the Class B Common Stock and Class C Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. With respect to Class B Common Stock, if the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined in good faith by the Board) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock with deemed effect from the date of such Transfer and such conversion shall thereupon be registered on the books and records of the Corporation. Any actions taken by such Transferee in its capacity as a stockholder of shares of Class B Common Stock after such purported Transfer and before conversion thereof shall be deemed null and void ab initio. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

Section 5.5. Definitions.

(a) “Affiliate” means, with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including any general partner, managing member, officer, director or manager of such person and any venture capital, private equity, investment advisor or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management (or shares the same management, advisory company or investment advisor) with, such person.

(b) “Convertible Security” means any evidences of indebtedness, shares or other securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class B Common Stock, either directly or indirectly.

(c) “Effectiveness Date” means the date on which the First Effective Time (as defined in the Merger Agreement) occurs.

(d) “Founder” means Vishal Garg.

(e) “Family Member” means, with respect to a Qualified Stockholder, (i) the spouse of such Qualified Stockholder, (ii) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (iii) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants and siblings shall include adopted persons, but only so long as they are adopted during their minority.

(f) “Option” means any rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class B Common Stock or any Convertible Security.

(g) “Permanent Disability” means a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Permanent Disability, no Permanent Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Permanent Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

(h) “Permitted Entity” means, with respect to a Qualified Stockholder, (i) any general partnership, limited partnership, limited liability company, corporation, trust or other entity only so long as one or more Qualified Stockholders hold direct or indirect Voting Control of such entity or (ii) solely with respect to a Qualified Stockholder that is a venture capital, private equity or similar private investment fund, any general partner, managing member, officer or director of such Qualified Stockholder or an affiliated investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Qualified Stockholder; or (iii) any other corporation, partnership, limited liability company, trust, individual or other person approved by the Board.

(i) “Permitted Family Member” means, with respect to a Qualified Stockholder, a Family Member of such Qualified Stockholder for only so long as such Qualified Stockholder retains Voting Control with respect to the shares of Class B Common Stock held by such Family Member.

(j) “Permitted Foundation” means, with respect to a Qualified Stockholder, a trust or corporation that is tax-exempt under the Code (as defined below) only so long as (i) one or more Qualified Stockholders have Voting Control with respect to the shares of Class B Common Stock held by such trust or corporation and (ii) the Transfer to such trust or organization does not involve any payment of cash, securities, property or other monetary consideration to such Qualified Stockholder.

(k) “Permitted IRA” means an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (the “Code”), or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code but only so long as in each case such Qualified Stockholder has Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.

(l) “Permitted Transfer” means any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder to (A) any Permitted Trust of such Qualified Stockholder, (B) any Permitted IRA of such Qualified Stockholder, (C) any Permitted Entity of such Qualified Stockholder, (D) any Permitted Foundation of such Qualified Stockholder, and (E) any Permitted Family Member of such Qualified Stockholder; or

(ii) by a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of a Qualified Stockholder to (A) such Qualified Stockholder, or (B) any other Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of such Qualified Stockholder. For the avoidance of doubt, (1) a Transfer to any broker or other nominee of a Qualified Stockholder or its Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, acting in such nominee or agent role, shall be deemed a Permitted Transfer hereunder; (2) a Transfer to any custodian, executor, personal representative or other fiduciary who shall be a Qualifying Fiduciary for the account of the Qualified Stockholder or any Family Member shall be deemed a Permitted Transfer hereunder to such Qualified Stockholder or Family Member, as the case may be, (3) the direct Transfer of any share of Class B Common Stock by a holder thereof to any other person shall qualify as a “Permitted Transfer”, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer”; and (4) a Transfer may qualify as a “Permitted Transfer” under any one or more than one of the clauses of this Section 5.5 of Article V as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section 5.5 of Article V.

(m) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Permitted Transfer.

(n) “Permitted Trust” means, with respect to a Qualified Stockholder, a trust of which each trustee is a Qualifying Fiduciary and which (i) is for the benefit of such Qualified Stockholder and/or persons other than such Qualified Stockholder, or (ii) under its terms such Qualified Stockholder has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Code or a reversionary interest, in either case (i) or (ii), only so long as such Qualified Stockholder holds Voting Control with respect to the shares of Class B Common Stock held by such trust.

(o) “Qualifying Fiduciary” means a person who (i) is an executor, personal representative, administrator, trustee (including a trustee of a voting trust), manager, managing member, general partner, director, officer or any other agent and is acting in such capacity and (ii) manages, controls or otherwise has decision-making authority in such capacity, but, in each case, only so long as one or more Qualified Stockholders holds Voting Control with respect to any shares of Class B Common Stock held by such person acting in such capacity.

(p) “Qualified Stockholder” means (i) each record holder of a share of Class B Common Stock on the Effectiveness Date (including, for the avoidance of doubt, each holder that received shares of Class B Common Stock pursuant to the Merger Agreement); (ii) each initial registered holder of any shares of Class B Common Stock originally issued by the Corporation after the Effectiveness Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, was outstanding as of the Effectiveness Date; (iii) each natural person who, prior to the Effectiveness Date, Transferred shares of capital stock of Better HoldCo, Inc. to a Permitted Trust, Permitted IRA, Permitted Entity, Permitted Foundation or Permitted Family Member.

(q) “Transfer” means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, of Common Stock, including, without limitation, a transfer of a share of Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article V:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Certificate of Incorporation;

(ii) entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) the granting of a proxy by SVF II Beaver (DE) LLC, a Delaware limited liability company, or its Permitted Transferees, in favor of Founder as contemplated by that certain Irrevocable Voting Proxy, dated as of April 7, 2021, by and between SVF II Beaver (DE) LLC and the Founder (as amended before the Effectiveness Date);

(iv) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(v) the pledge of shares of Common Stock or granting a lien with respect thereto by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(vi) the fact that, as of the Effectiveness Date or at any time after the Effectiveness Date, the spouse of any holder of Common Stock possesses or obtains an interest in such holder’s shares of Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order);

(vii) in connection with a merger or consolidation of the Corporation with or into any other person, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board;

(viii) the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee where the holder entering into the plan retains all voting control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer; or

(ix) the entry into any legally binding contract or other arrangement providing for the Transfer of any share of Class B Common Stock during the period between (A) the entry into such contract or other arrangement and (B) the settlement of such Transfer; provided that (x) such settlement period does not exceed 180 days (or such longer period approved by the Board) and (y) the settlement of such Transfer, if such settlement occurs, occurs within such 180-day settlement period (or such longer period as may be approved by the Board).

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by an entity that is a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, as of the date that such entity is no longer a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation.

(r) “Voting Control” means, with respect to a share of Common Stock, the exclusive power to vote or direct the voting of such share by proxy, voting agreement, retained right, delegation or otherwise.

Section 5.6. Retirement of Converted Shares. In the event any shares of Class B Common Stock or Class C Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock or Class C Common Stock so converted shall be retired and shall not be reissued by the Corporation.

Section 5.7. Dividends and Distributions. Notwithstanding anything to the contrary in Sections 5.1, 5.2, 5.3 or 5.4 of this Article V, if the date on which any share of Class B Common Stock or Class C Common Stock is converted into Class A Common Stock pursuant to this Article V occurs after the record date for the determination of the holders of Class B Common Stock or Class C Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock or Class C Common Stock, the holder of such shares of Class B Common Stock or Class C Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock or Class C Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock or Class C Common Stock shall be issued in payment thereof.

Section 5.8. Reserved Authorized Share Capital. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock and Class C Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

ARTICLE VI

Section 6.1. Board Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 6.2. Board Composition. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, each director of the Corporation shall be elected at each annual meeting of stockholders. No stockholder entitled to vote at an election for directors of the Corporation may cumulate votes. Each director shall hold office until the next annual meeting and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director of the Corporation may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the General Corporation Law. Any director of the Corporation may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws.

Section 6.3. Board Vacancies. Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6.4. Board Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

Section 6.5. Director Election. Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII

Section 7.1. Corporate Opportunities. Except as set forth in Section 7.2 of this Article VII, to the extent permitted by the General Corporation Law, if any non-employee director (or any of his or her affiliates) of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity in the same or similar activity or line of business as the Corporation, the Corporation shall have no interest or expectancy in being offered by such non-employee director any opportunity to participate in such corporate opportunity, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation and without limiting the scope of such renunciation, such person (a) shall have no duty to communicate or present such corporate opportunity to the Corporation and (b) shall have the right to hold any such corporate opportunity for its (and its officers’, directors’, agents’, stockholders’ or affiliates’) own account or to recommend, sell, assign or transfer such corporate opportunity to any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature other than the Corporation; provided, however, that the foregoing shall not preclude or prevent the Corporation from pursuing any corporate opportunity that may be presented to it by any means.

Section 7.2. Non-Employee Directors. Notwithstanding the provisions of Section 7.1 of this Article VII, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any non-employee director, if such opportunity is expressly offered to such non-employee director (or his or her affiliates) solely in, and as a direct result of, his or her capacity as a director of the Corporation.

ARTICLE VIII

The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law.

ARTICLE IX

Section 9.1. Director Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Section 9.2. Effect of Amendments. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

Section 9.3. Indemnification. To the fullest extent permitted by applicable law, the Corporation may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through the Bylaws, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors or otherwise.

ARTICLE X

The Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock issued pursuant to any Certificate of Designation), any time after the Final Class B Conversion Date, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

ARTICLE XI

Section 11.1. Stockholder Actions. Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, that prior to the trading day falling on or immediately after the date on which the number of shares of Class B Common Stock outstanding cease to be at least 15% of the total number of the then- outstanding shares of Common Stock, any action required or permitted to be taken at any annual or special meeting    of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the General Corporation Law.

Section 11.2. Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws) or any two (2) Directors, and may not be called by any other person or persons; provided, however, that at any time before the Final Class B Conversion Date, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be promptly called by the Chairperson of the Board, the Chief Executive Officer, or the Lead Independent Director upon the written request of holders of at least fifty percent (50%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 11.3. Notice of Director Nominations. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of this corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (c) any action arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. This Article XII shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

If any action the subject matter of which is within the scope of this Article XII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article XII (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIII

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.

ARTICLE XIV

Section 14.1. Amendment - General. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), and subject to Sections 4.1 and 4.2(a) of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt, whether by merger or otherwise, any provision inconsistent with Sections 4.1(b), 4.1(c), 4.2 and, after the Final Class B Conversion Date, 4.3 of Article IV, Article V (other than Section 5.2 of Article V), Article VI, Article X, Article XI, Article XII, Article XIII, Article XIV, or this Section 14.1 of this Article XIV (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt, whether by merger or otherwise, any provision inconsistent with, the Specified Provisions.

Section 14.2. Amendment - Class B Vote. Notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), at any time prior to the Final Class B Conversion Date, the affirmative vote of the holders of Class B Common Stock representing at least eighty- five percent (85%) of the voting power of the then-outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to amend or repeal or adopt, whether by merger or otherwise, any provision inconsistent with, Section 4.3 of Article IV (insofar as such amendment or provision would affect the voting power of the shares of Class B Common Stock) and Section 5.2 of Article V. For the avoidance of doubt, at any time after the Final Class B Conversion Date, this Section 14.2 of Article XIV shall no longer be in effect.

[IN WITNESS WHEREOF, said Corporation has caused this Certificate of Incorporation to be signed by its duly authorized officer this          day of                 , 202     and the foregoing facts stated herein are true and correct.]

[Name]
[•][Position of Authorized Officer]

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